Exhibit 99.1

NEWS RELEASE

CTI Industries Corporation Reports

First Quarter 2017 Results

FOR IMMEDIATE RELEASE

Monday, May 15, 2017

Lake Barrington, IL, May 15, 2017 – CTI Industries Corporation (NASDAQ: CTIB), a manufacturer and marketer of foil and latex balloons, vacuum storage products, laminated films and home organizing products, today announced its results of operations for the first quarter of 2017.

For the first quarter of 2017, net sales increased to $15,360,000 compared to net sales of $15,205,000 for the first quarter of 2016. Significant items relating to sales include:

•	Sales of foil balloons increased by 10.9% in the quarter from $8,014,000 in the first quarter of 2016 to $8,891,000 in the first quarter of 2017. Sales to customers other than our largest balloon customer increased by almost 55% in the quarter. These increased sales included new customers, as well as increased sales to existing significant customers, in the United States, Mexico, the United Kingdom and Europe.
•	Revenues from the sale of latex balloons reversed the declining trend from last year, increasing to $2,105,000 in the quarter compared to $2,044,000 in the first quarter of 2016. This improvement resulted from increased production due to our new balloon production machine and some stabilization of the Mexican peso.
•	Sales in our other lines of products increased to $1,818,000 for the quarter and now represent 12% of our total revenue. These other lines include our home organizing products, distribution of party goods in Mexico and “Candyloons”.

For the first quarter this year, the Company had net income of $58,000, or $0.02 per share, compared to net income of $7,000 in the first quarter last year. Income from operations in the first quarter this year was $508,000 compared to income from operations in the first quarter of 2016 of $647,000. The decline in income from operations was attributable principally to a modest decline in the gross margin rate from 25.8% in 2016 to 23.6% in 2017, which reflected the mix of products sold.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the First Quarter 2017 were $874,000 compared to EBITDA of $996,000 for the same period of 2016.

Non-GAAP Measures

To provide additional information regarding the Company’s results, we have disclosed in this press release EBITDA (Earnings Before Interest Taxes Depreciation and Amortization). The Company defines EBITDA as earnings (loss) before net interest, other expense, taxes, depreciation and amortization expense. The Company has included EBITDA as a supplemental financial measure in this press release because it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company’s operating results. However, use of EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. A reconciliation to the closest GAAP statement of this non-GAAP measure is contained in the accompanying tables.

About CTI: CTI Industries Corporation, based in suburban Chicago, is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use, produces laminated and printed films for commercial uses and markets home organizing products. CTI markets its products throughout the United States and in a number of other countries.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:

Investor Relations

Stan Brown, 847-620-1330

sbrown@ctiindustries.com